Interconnection and Wheeling Agreement

Between and By Raft River Rural
Electric Cooperative

And

Raft River Energy I LLC

i

v

ARTICLE 23
SEVERABILITY

23.1	Severable Nature of Agreement	44

ARTICLE 24
OTHER CONDITIONS

24.1	Further Acts	45

Exhibits

Exhibit 1.	Construction Agreements

Exhibit 2.	Point of Receipt, Point of Delivery

Exhibit 3.	Wheeling Rate or Transmission Ratio

Exhibit 4.	Reserved

Exhibit 5.	Real Power Losses

Exhibit 6.	Annual Maximum Demand

Exhibit 7.	Metering Diagram

Exhibit 8.	Facility Operating Restrictions

INTERCONNECTION AND WHEELING AGREEMENT

                    This INTERCONNECTION AGREEMENT is made as of the _____day of _____________, 2006 by and between Raft River Electric Consumers Cooperative (“Transmission Owner, Transmission Provider or Raft River”), a cooperative corporation having its principal place of business in Malta, Idaho and Raft River Energy I LLC(“Transmission Customer or Generator”), a company having its principal place of business in Boise, Idaho (referred to collectively as the “Parties” or, individually, as a “Party”).

                    WHEREAS, Generator is developing the first of three potential geothermal power generation facilities. The initial facility is to be located at Township 15 South, Range 26 East, Section 23, SWSE, Boise Meridian, Cassia County, Idaho;

                    WHEREAS, Generator and Transmission Owner desire to initially interconnect the first such generating facility with the transmission system of Transmission Owner;

                    WHEREAS, Generator and Transmission Owner desire to interconnect such future geothermal power generation facilities with the transmission system of the Transmission Owner;

                    WHEREAS, Generator and Transmission Owner desire to wheel energy from the initial and future generation facilities to the delivery point at Bonneville Power Administration’s equipment in Bridge Substation;

                    WHEREAS, additions, modifications, and upgrades must be made to certain existing facilities owned by Transmission Owner in order to accommodate the interconnection; and

                    WHEREAS, Generator and Transmission Owner desire to provide for the interconnection of the generating facility and the addition, modifications, and upgrades to such facilities and to define the continuing responsibilities and obligations of the Parties with respect thereto under the terms and conditions set forth herein.

                    NOW THEREFORE, in consideration of the mutual representations, covenants, and agreements as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1	“Air Emissions Permit” means any permit granted to Generator by any governmental or regulatory agency with competent jurisdiction which addresses Facility emissions.

1.2

“Abnormal or Out of Limit Operating Condition” means any condition on the Facility, Interconnection Facilities, Transmission System or the transmission system of other utilities which is outside normal operating parameters such that facilities are operating outside their normal ratings or reasonable operating limits have been exceeded but which has not resulted in an Emergency. An Abnormal or Out of Limit Operating Condition may include, but is not limited to, high or low deviations in: voltage, frequency, power flow, equipment temperature, equipment pressures, and other equipment and operating parameters.

1.3

“Agreement” means this Interconnection Agreement between Generator and Transmission Owner, including all exhibits hereto, as the same may be amended, supplemented, or modified in accordance with its terms.

1.4	“Effective Date” has the meaning set forth in Section 7.1.

1.5

“Emergency” means a condition or situation that (A) presents an imminent physical threat of danger to life or a significant threat to health or property, or (B) could cause imminent significant disruption on or significant damage to the Facility, the Interconnection Facilities, the Transmission System, or the transmission system of other utilities.

1.6

“Engineering and Design Studies” means the studies conducted in accordance with Good Utility Practice in order to determine the design and specifications for the Interconnection Facilities and/or the System Upgrades, and shall not determine the design or specifications for, or otherwise address, any additions, modifications, or upgrades to the Transmission System which may be necessary to transmit the Generation on the Transmission System, unless otherwise requested by the Generator.

1.7

“Environmental Laws” means all federal, state, and local statutes, regulations and ordinances relating to the protection, preservation or restoration of human health, the environment, or natural resources, including, without limitation, laws relating to the releases, or threatened releases, of Hazardous Substances into any media (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use treatment, storage, release, transport, or handling of Hazardous Substances.

1.8

“Facility” means the initial geothermal power plant located in T.15S., R.26E., Section 23, SWSE, Boise Meridian, Cassia County, Idaho with a net output of no more than 10 average megawatts in any given month, together with any future geothermal power plants located within the same general area of the initial power plant. The Facility will be constructed, owned, and operated by the Generator.

1.9

“Facility Station Service” means all electric service requirements used in connection with the operation and maintenance of the Facility, including, but not limited to, stand-by, supplemental, back-up, maintenance and interruptible power.

1.10	“Generation” means the capacity, energy, and/or ancillary services produced at the Facility.

1.11	“Generator” has the meaning set forth in the introductory paragraph of this Agreement and includes its permitted successors and assigns.

1.12

“Generator-Owned Interconnection Facilities” means all those facilities or portions of facilities owned by the Generator, which, in conjunction with the Transmission Owner- Owned Interconnection Facilities, are necessary to effect the transfer of Generation produced at the Facility to the Point of Delivery and the provision of Facility Station Service.

1.13

“Good Utility Practice” means the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, methods, or acts generally accepted in the region. Good Utility Practice shall include, but not be limited to, applicable law and regulatory requirements, and the criteria, rules and standards promulgated by NERC, WSCC, National Electric Safety Code, and National Electrical Code, as they may be amended from time to time, including the rules and guidelines and criteria of any successor organizations.

1.14	“Hazardous Substances” means:

	(A)	Any petro-chemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls;

	(B)	Any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” or “pollutants” under any Environmental Laws, or words of similar meaning and regulatory effect under any Environmental Laws; or

(C)	Any other chemical, material, or substance, exposure to which is prohibited, limited or regulated by applicable Environmental Laws.

1.15	“Interconnection Facilities” means the Transmission Owner-Owned Interconnection Facilities and the Generator-Owned Interconnection Facilities collectively.

1.16	“Metering Point(s)” means the point(s) at which the amount of Generation delivered to the Point of Delivery is measured.

1.17	“NERC” means the North American Electric Reliability Council or any successor organization.

1.18	“Operation Date” means the date each facility is determined by the Generator and Transmission Owner to be complete and able to provide energy in a consistent, reliable and safe manner.

1.19	“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

1.20	“Point of Delivery” means the point where the Transmission Provider delivers Generator’s power to BPA’s Transmission System.

1.21	“Point of Receipt” means the point on the Project Transmission Line where Raft River’s ownership of such line begins, as shown in Exhibit 7.

1.22	“Project Transmission Line” means the line constructed for the purpose of moving power from the Facility to the Point of Delivery.

1.23

“System Upgrades” means any modifications, upgrades, and additions to the Transmission System that are required solely to interconnect the Facility to the Transmission System and to be constructed and installed under this Agreement and shall not include any additions, modifications, or upgrades to the Transmission System which may be necessary to transmit the Generation on the Transmission System, unless otherwise requested by the Generator.

1.24	“Transmission Owner” has the meaning set forth in the introductory paragraph of this Agreement and its permitted successors and assigns.

1.25

“Transmission Owner-Owned Interconnection Facilities” means all those facilities or portions of facilities owned by Transmission Owner, if any, which, in conjunction with the Generator-Owned Interconnection Facilities, are necessary to effect the transfer of Generation produced at the Facility to the Point of Delivery and the provision of Facility Station Service.

1.26	“Transmission System” means the transmission facilities owned, operated or controlled by Transmission Owner, and shall include any modifications, additions, or upgrades made to those facilities.

1.27	“WECC” means the Western Electricity Coordinating Council or successor organization.

ARTICLE 2
CONSTRUCTION OF
INTERCONNECTION FACILITIES AND UPGRADES

2.1	Agreement to Interconnect. The Parties agree that the Facility shall be interconnected to the Transmission System by means of the Interconnection Facilities listed in Exhibit 1.

2.2	Construction and Installation of Generator-Owned Interconnection Facilities.

2.2.1

Generator-Owned Interconnection Facilities must be designed, constructed and installed in accordance with applicable Engineering and Design Studies and Good Utility Practice. At Generator’s expense, Generator will procure any and all equipment necessary for Generator to construct and install the Generator-Owned Interconnection Facilities. The Generator-Owned Interconnection Facilities will be constructed by Generator or, at Generator’s option, a third party contractor selected by Generator. Unless otherwise agreed to by the Parties all construction work related to the Generator-Owned Interconnection Facilities that must be performed on the Transmission System shall be done by Transmission Owner or a third party contractor as agreed to by both the Transmission Owner and Generator.

2.2.2

Inspection of Generator-Owned Interconnection Facilities. The Transmission Owner may, with prior written notice to Generator, make inspection of the Generator-Owned Interconnection Facilities prior to testing to ascertain whether the Generator-Owned Interconnection Facilities conform with applicable Engineering and Design Studies and Good Utility Practice. At its expense, Generator must correct any situations contrary to applicable Engineering and Design Studies or Good Utility Practice.

2.3	Construction and Installation of Transmission Owner-Owned Interconnection Facilities and Upgrades.

	2.3.1	Construction and Installation.

(A)

Unless otherwise agreed to by the Parties, the Transmission Owner- Owned Interconnection Facilities and the System Upgrades shall be constructed and installed by Transmission Owner or a third party contractor agreed to by Transmission Owner and Generator. The Transmission Owner shall obtain any land, permits, easements, licenses, or rights of way reasonably required for the construction and installation of the Transmission Owner-Owned Interconnection Facilities and System Upgrades.

(B)

The Transmission Owner-Owned Interconnection Facilities and the System Upgrades must be designed, constructed, and installed in accordance with applicable Engineering and Design Studies and Good Utility Practice, and must be sufficient, as built and designed, to deliver the Generation to the Point of Delivery and to enable the Facility to receive Facility Station Service. Generator may, with prior written notice to Transmission Owner, make inspection of the Transmission Owner- Owned Interconnection Facilities and the System Upgrades prior to testing to ascertain whether the Transmission Owner-Owned Interconnection Facilities and the System Upgrades conform with applicable Engineering and Design Studies and Good Utility Practice.

2.3.2.

Notice to Proceed and Right to Suspend or Terminate Work. As soon as practicable after receiving from the Generator a written notice to proceed, Transmission Owner will commence construction, unless otherwise directed by such notice. In the event Generator notifies Transmission Owner to terminate all work by the Transmission Owner associated with the construction and installation of the Transmission Owner-Owned Interconnection Facilities or System Upgrades due to a permanent closure of the facility, disposition of selected interconnecting equipment shall be in accordance with Exhibit 1 to this agreement.

2.4	Procurement, Construction and Completion of Engineering and Design Studies

2.4.1

Generator shall be responsible for all costs of procurement and construction incurred to provide temporary and permanent interconnection as described in Exhibit 1. Transmission Owner and Generator recognize that to accommodate Generator’s schedule, that engineering was initiated prior to issuance of written notice to proceed to the Transmission Owner.

2.5	Testing of Facilities

2.5.1

Prior to operation of the Interconnection Facilities Transmission Provider may ask for a test or tests of the Facilities to ensure a safe and reliable system in accordance with Good Utility Practice. Generator shall not unreasonably withhold its agreement to such a test or tests. The Parties shall conduct any testing at a mutually agreed upon time. Parties shall bear their own cost of testing.

	2.5.2.	Transmission Owner will not purchase any of the test energy produced by the Facility.

2.6

Regulatory Approvals. The Parties shall cooperate in timely seeking and obtaining all regulatory approvals, certificates, licenses, and authorizations necessary for each to carry out its responsibilities under this Agreement.

ARTICLE 3
CONTINUING OBLIGATIONS AND RESPONSIBILITIES

3.1

Facility Design and Final As-Built Parameters. Upon completion of any construction or modification to the Generator's facilities and equipment that may reasonably be expected to affect the Transmission Owner System, but not later than 45 days after receipt from the facility constructor, Generator shall issue “as built” drawings to Transmission Owner.

3.2.	Other Services.

	3.2.1.	Facility Station Service. Any Facility Station Service needed beyond that provided by the Facility when in operation will be provided by Raft River under separate agreement.

3.2.2

Ancillary Services. Raft River does not have the capability to provide ancillary services such as reserves, energy imbalance, scheduling, or regulation, nor can it provide control area services. To the extent that Raft River incurs charges for ancillary services that are due to the operation of Generator, Raft River shall pass such charges through to Generator and the Generator shall pay such charges.

3.2.3

Other Services. This Agreement does not obligate either Party to provide, or entitle either Party to receive, any service not expressly provided for herein. Each Party is responsible for making the arrangements necessary for it to receive any other service that it may desire from the other Party or any third party.

3.3

Access Rights. The Parties shall provide each other such easements and/or access rights as may be necessary for either Party’s performance of their respective obligations under this Agreement; provided that, notwithstanding anything stated herein, a Party performing maintenance work within the boundaries of the other Party’s facilities must abide by the rules applicable to that site. In addition, Generator shall provide Transmission Owner with all necessary keys, codes or other entry requirements in order to enter Generator’s Facility to perform emergency disconnect operations.

3.4	Operation and Maintenance of the Facility and Generator-Owned Interconnection Facilities

	3.4.1	Operation and Maintenance of the Facility. Generator will operate and maintain the Facility in a safe and efficient manner and in accordance with Good Utility Practice.

	3.4.2	Operation and Maintenance of Generator-Owned Interconnection Facilities.

Generator will operate and maintain the Generator-Owned Interconnection Facilities in a safe and efficient manner and in accordance with Good Utility Practice.

3.4.4

Reactive Power and Charges. The Transmission Owner is subject to reactive power charges from the Bonneville Power Administration (BPA) for lagging or leading power factors at Transmission Owner’s BPA points of delivery. Generator shall be liable for any charges incurred by Transmission Owner or its scheduling agent, PNGC Power, as a result of Generator’s operation at other than unity power factor. Charges will be calculated based on comparisons of reactive power, demand, and energy usage data recorded by Transmission Owner metering equipment located at the Generator-Owned Interconnection Facilities and Bonneville Power Administration point-of-delivery metering equipment.

3.4.5

System Quality. Generator’s facilities and equipment shall not cause changes in transmission system voltage greater than 4 percent for contingencies nor cause excessive voltage flicker nor introduce excessive distortion to the sinusoidal voltage or current waves as set forth by industry standards, Bonneville Power Administration standards, and Good Utility Practices.

3.4.6

Switching, Tagging, Grounding, and Isolation Rules. Generator shall comply with Transmission Owner’s switching, tagging, grounding, and isolation rules as such rules may be modified by Transmission Owner from time to time. Transmission Owner will notify Generator in advance of any changes in the switching, tagging, grounding, and isolation rules.

3.4.7.	Synchronization. Generator will own and maintain equipment that will automatically synchronize the Facility to the Transmission System.

3.4.8.

Inspection. Transmission Owner shall have the right, but shall have no obligation or responsibility to: i) observe Generator’s tests and/or inspection of any of Generator’s protective equipment; ii) review the settings of Generator’s protective equipment; and iii) review Generator’s maintenance records relative to the Facility and/or Generator's protective equipment. The foregoing rights may be exercised by Transmission Owner from time to time as deemed necessary by

Transmission Owner upon reasonable notice to Generator. However, the exercise or non-exercise by Transmission Owner of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Facility or Generator's protective equipment or the operation thereof, nor as a warranty as to the fitness, safety, desirability, or reliability of same.

3.4.9

Testing. Each Party shall perform routine inspection and testing of its facilities and equipment in accordance with Good Utility Practice as may be necessary to ensure the continued connection of the Facility with the Transmission System in a safe and reliable manner. Each Party shall, at its own expense, have the right to observe the testing of any of the other Party's facilities and equipment whose performance may reasonably be expected to affect the reliability of the observing Party's facilities and equipment. Each Party shall notify the other Party in advance of its performance of tests of its facilities and equipment, and the other Party may have a representative attend and be present during such testing.

3.4.10

Deficiencies and Defects. If the observing Party observes any deficiencies or defects which might reasonably be expected to adversely affect its operations, it may notify the other Party and said Party will be responsible for making any corrections necessitated by Good Utility Practice. Notwithstanding the foregoing, the observing Party shall have no liability whatsoever for failure to give such notice, it being agreed that the Party owning such equipment, systems or facilities will be fully responsible and liable for all such activities, tests, installation, construction or modification.

3.5	Operation and Maintenance of the Transmission Owner-Owned Interconnection Facilities, the System Upgrades and the Transmission System

	3.5.1	Operation and Maintenance. Transmission Owner will operate and maintain the Transmission Owner-Owned Interconnection Facilities and the Transmission

System in a safe and efficient manner and in accordance with Good Utility Practice.

3.5.2

Notification of Limiting Conditions on Transmission System. To the extent practicable, Transmission Owner will notify Generator of any Transmission System condition that restricts or limits the ability of the Facility to deliver its full output of Generation to the Point of Delivery as soon as practicable. Generator will not be allowed to operate under conditions identified in Exhibit 8 and as described below.

3.6	Scheduled Outages and Maintenance Scheduling

3.6.1.

Maintenance Schedule. Transmission Owner will consult with Generator regarding the timing of scheduled maintenance of the Transmission System and the Transmission Owner-Owned Interconnection Facilities that might reasonably be expected to affect the delivery of Generation from the Facility. Transmission Owner will use reasonable efforts to schedule such maintenance to coincide with the scheduled outages of the Facility or with Generator’s requests for outage schedules.

3.6.2.

Maintenance Expenses. Each Party shall be responsible for all expenses associated with (1) maintaining its own property, equipment, facilities, and appurtenances on its side of the Point of Receipt, and (2) maintaining Interconnection Facilities that it owns.

	3.6.3.	Coordination. The Parties agree to confer regularly to coordinate the planning and scheduling of preventative and corrective maintenance.

3.6.4

Cooperation. Each Party agrees to cooperate with the other in the inspection, maintenance, and testing of those secondary systems directly affecting the operation of a Party's facilities and equipment which may reasonably be expected to impact the other Party. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers, or potential transformers.

3.6.5

Observation of Deficiencies. If a Party observes any deficiencies or defects on, or becomes aware of a lack of scheduled maintenance and testing with respect to, the other Party's facilities and equipment that might reasonably be expected to adversely affect the observing Party's facilities and equipment, the observing Party shall provide notice to the other Party that is prompt under the circumstance, and the other Party shall make any corrections required in accordance with Good Utility Practice; provided, however that neither Party shall have a duty or obligation to inspect the other Party’s facilities or equipment and shall not be liable to the other for any failure to provide the notice specified in this Section 3.6.5.

3.7	Emergency Procedures

3.7.1

Notification. Transmission Owner will provide Generator with prompt oral notification by telephone of any Emergency regarding the Transmission System or Interconnection Facilities which may reasonably be expected to affect Generator’s operation of its facilities, and Generator will provide Transmission Owner with prompt oral notification by telephone of any Emergency regarding the Facility or the Interconnection Facilities which may reasonably be expected to affect Transmission Owner’s operations. Such notification shall indicate the reasons for the Emergency, the Emergency’s expected effect on the operation of Generator’s or Transmission Owner’s facilities and operations, the Emergency’s expected duration, and the corrective action to be taken.

3.7.2	Actions By Parties.

(A)

If a Party determines in its good faith judgment that an Emergency exists which endangers or could endanger life or property, such Party may take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury and danger to, or loss of, life or property.

(B)

Transmission Owner reserves the right to request, consistent with Good Utility Practice, Generator to make any operational changes at the Facility, including, but not limited to, raising or lowering voltage or electric power levels or disconnection of the Generator from the Transmission Owner’s system in order to eliminate, mitigate, or control an Emergency operating condition. Exhibit 8 contains more specific instances of when disconnection of the Generator may be required.

(C)

Transmission Provider shall not be liable to the Generator for any damage incurred to Generator’s Facility, or for lost revenues or other charges which the Generator may incur as a result of any action taken, including disconnection of Facility from Transmission Owner’s System, in responding to an Emergency so long as such action is made in good faith and consistent with Good Utility Practice.

3.8	Abnormal or Out of Limit Operating Condition Procedures.

3.8.1

Notification. Transmission Owner will provide Generator with prompt oral notification by telephone of any Abnormal or Out of Limit Condition regarding the Transmission System or Interconnection Facilities which may reasonably be expected to affect Generator’s operation of its facilities, and Generator will provide Transmission Owner with prompt oral notification by telephone of any Abnormal or Out of Limit Condition regarding the Facility or Interconnection Facilities which may reasonably be expected to affect Transmission Owner’s operations. Said notifications shall indicate the reasons for the Abnormal or Out of Limit Operating Condition, the Abnormal or Out of Limit Operating Condition’s expected effect on the operation of Generator’s or Transmission Owner’s facilities and operations, the Abnormal or Out of Limit Operating Condition’s expected duration, and the corrective action to be taken with respect to the notifying Party’s facilities.

3.8.2

Mitigation or Elimination. To the extent necessary, each Party agrees to cooperate and coordinate with the other Party in taking whatever corrective measures on its facilities as are necessary to mitigate or eliminate the Abnormal or Out of Limit Operating Condition, including but not limited to, to the extent necessary, disconnection the Facility from the Transmission Owner’s system, or adjusting operation of equipment to within its rated operating parameters, provided such measures are consistent with Good Utility Practice and do not require operation of any of the Parties’ facilities outside their operating limits.

3.9

Protective Relays. Each Party shall provide and maintain mutually beneficial protective relay schemes on its side of the Point of Receipt. Generator agrees to have all such protective relay scheme settings reviewed and approved by Transmission Owner, which approval shall not be unreasonably withheld or delayed, in order to ensure proper coordination with existing Transmission Owner protective relay schemes, and further agrees to operate such schemes in compliance with Transmission Owner-approved settings. Each Party agrees to test such schemes at intervals determined by Transmission Provider consistent with Good Utility Practice. Upon completion of each test, the results of the test shall be provided to the other Party. Each Party will notify the other in writing as soon as practicable of any failures in, or any setting or design changes to, such protective relay schemes.

3.10	Metering. Metering shall be in accordance with Exhibit 7 of this Agreement.

3.10.1

General. Transmission Owner shall provide, install, own and maintain Metering Equipment necessary to meet its obligations under this Agreement as set forth in Exhibit 7. All reasonable costs associated with the administration, maintenance, and calibration of metering equipment and the provision of metering data from Generator to PNGC Power shall be borne by Generator. The costs of administration and of providing metering data shall be itemized on Transmission Owner's invoice to Generator. All reasonable costs associated with either the initial installation of metering, as more fully described in Exhibit 7, or any changes to metering equipment requested by Generator, shall be borne by Generator.

3.10.2.

Ownership of Metering Equipment. Transmission Owner and BPA shall provide and install metering equipment at Generator’s expense to Transmission Owner’s and BPA specifications necessary to meter the electrical output of the Facility, with the exception that Idaho Power Company, or other power purchaser may own revenue metering equipment measuring Generator’s plant output on Generator’s side of the Point of Receipt.

3.10.3.

Testing of Metering Equipment. Transmission Owner shall, at Generator’s expense, inspect, test, and calibrate all Transmission Owner owned metering equipment upon installation and at least once every year thereafter. Revenue metering used to measure Facility output will be inspected, tested and calibrated at the same schedule as required above and paid for by an entity other than the Transmission Owner. Transmission Owner shall give reasonable notice of the time when any inspection or test shall take place, and Generator may have representatives present at the test or inspection. If metering equipment is found to be inaccurate or defective, it shall be adjusted, repaired or replaced at Generator’s expense, in order to provide accurate metering. Testing costs, if any, will be mutually agreed upon in a power sales agreement for the purchase of energy by the Generator from Transmission Owner.

3.10.4.	Metering Data.

3.10.4.1

At Generator’s expense, Generator’s metered data shall be telemetered to the PNGC Power’s power scheduling center located in Portland, Oregon. An Automated Metering Network (AMN) or equivalent data collection and transfer equipment shall be installed by Transmission Owner at Generator’s expense, to gather accumulated and instantaneous data to be telemetered to the Pacific Northwest Generation Cooperative operations center located in Portland, Oregon through the use of a dedicated point- to-point data circuit(s) and/or satellite transceiver.

3.10.4.2

Generator shall provide to PNGC Power actual hourly generation data on a monthly basis within five days of the end of each month. This five day period may be changed to a mutually acceptable period of time.

3.10.5.

Communications. At Generator’s expense, Generator shall maintain satisfactory operating communications with Transmission Owner’s system dispatcher or representative, as designated by Transmission Owner. Generator will provide standard voice and facsimile communications at its Facility control room through use of the public telephone system. Generator will also reimburse the Transmission Owner for the cost of radio, public telephone, private fiber optic and/or satellite equipment necessary for voice and data communications. Any required maintenance of such communications equipment shall be performed at Generator’s expense by Transmission Owner’s representative. Operational communications shall be activated and maintained under, but not be limited to, the following events: system paralleling or separation, scheduled and unscheduled shutdowns, equipment clearances, and regular interval and daily load data.

3.10.6.

Meter Inaccuracy. If, at any time, any metering equipment is found to be inaccurate by a margin of greater than that allowed by Transmission Owner system operations or for BPA billing purposes, Transmission Owner or Generator, depending on whose equipment has malfunctioned, shall cause such metering equipment to be made accurate or replaced. Meter readings for the period of inaccuracy shall be adjusted so far as the same can be reasonably ascertained.

3.10.7.

Losses. If the Metering Point(s) and the Point of Delivery are not at the same location, losses occurring between the Metering Point(s) and the Point of Delivery shall be taken into account. Such losses, if any, shall be shown in Exhibit 5, Real Power Losses.

3.11	Information and Record-keeping Obligations and Audit Rights

	3.11.1	Information Obligations

(A)

Either Party may request that the other Party, and that other Party will promptly provide, at the requesting Party’s sole cost and expense, such information and data that the requesting Party may reasonably require to (1) verify costs relating to the Interconnection Facilities or the System Upgrades, including, but not limited to, costs relating to procurement, construction, and operation and maintenance; (2) carry out its responsibilities and enforce its rights under this Agreement; and (3) satisfy any reporting obligations it may have to WECC or successor organization, NERC, or FERC.

		(B)	Transmission Owner’s right to request information and data shall be subject to the following limitations:

(1)

Transmission Owner may not use information or data provided by Generator for any purpose other than to operate, maintain, or plan the Transmission System or the regional network pursuant to Good Utility Practice or for the purposes of PNGC Power forecasting and scheduling transmission and power to Transmission Owner’s load.

(2)	Output Records – Generator shall maintain, and make available to Transmission Owner upon request, hourly records of generation output amounts.

3.11.2

Record-keeping Obligations. Each Party shall maintain such records as required by WECC or successor organization, NERC, or FERC and this Agreement, and all data, documents, or other materials relating to or substantiating any charges to be paid by or to Transmission Owner or Generator, as the case may be, for a minimum period of three (3) years from the date that such records are gathered. Neither Party shall use the accounts or records of the other Party without the express written consent of the other Party unless such use is permitted by this Agreement or required by law.

3.11.3

Audit Rights. Each Party shall have the right, within three (3) years following a calendar year, to audit the other Party’s accounts and records pertaining to this Agreement, at that other Party’s offices where such accounts and records are maintained, provided proper notice is given prior to any audit, and provided further that the audit will be limited to those portions of such accounts and records that relate to services provided under this Agreement for that calendar year.

3.12

Responsibility for Safety of Employees, etc. The Parties agree to be solely responsible for and assume all liability for the safety and supervision of their own employees, agents, representatives, and subcontractors.

3.13

Compliance with Applicable Laws. All work performed by either Party which could be expected to affect the operations of the other Party will be performed in accordance with all applicable laws, rules and regulations pertaining to the safety of persons or property, including without limitation, compliance with the safety regulations and standards adopted under the Occupational and Safety Health Act of 1970, as amended from time to time, the National Electrical Safety Code, as amended from time to time, and Good Utility Practice.

3.14

Environmental Compliance and Procedures. The Parties agree to comply with (A) all applicable Environmental Laws which affect the ability of the Parties to meet their obligations under this Agreement; and (B) all local notification and response procedures required for all applicable environmental and safety matters which affect the ability of the Parties to meet their obligations under this Agreement.

ARTICLE 4
WHEELING PROVISIONS

4.1	Point of Receipt, Point of Delivery. The Point of Receipt and Point of Delivery shall be as specified in Exhibit 2, Point of Receipt, Point of Delivery.

4.2

Transmission of Power. The Transmission Provider will provide firm transmission service from the Point of Receipt to the Point of Delivery up to the amount specified in Exhibit 6, Maximum Annual Transmission Demand.

4.3

Payment for Transmission Service. Transmission Customer shall pay Transmission Provider for transmission service in accordance with the payment methodology in Exhibit 3. Transmission Provider may update values used in Exhibit 3 from time to time.

4.4

Real Power Losses. In transmitting power from the metering point to the Point of Delivery, real power losses are incurred. The amount delivered to the Point of Delivery for any hour shall be adjusted to include any such losses. Such Real Losses are as documented in Exhibit 5 and may be updated by Transmission Provider from time to time. As an alternative to adjusting the amount delivered to the Point of Delivery as described above, an option based on the Parties mutual agreement, may be for the Transmission Customer to purchase power, in an amount equivalent to the losses between the metering point and Point of Delivery, from the Transmission Provider. Power purchased under this option would be delivered by the Transmission Owner to the Point of Delivery at the times requested by the Transmission Customer, and under such rates as agreed by the parties.

4.5

Curtailment. Transmission Provider may curtail deliveries as required to maintain reliability on its system. Transmission Provider shall incur no responsibility or liability for revenues lost by the Transmission Customer during such curtailments.

4.6	Notification of Generation Schedule.

a.

Transmission Customer shall make an estimate of its output for each hour of the coming month. Such estimate shall be submitted to Raft’s scheduling agent, PNGC Power, no later than 3 business days before the start of each month.

b.

Transmission Customer shall make an estimate of its output for each hour of the coming week. Such estimate shall be submitted to Raft’s scheduling agent, PNGC Power, no later than 10 a.m. (Mountain Time) of the last business day prior to the start of the new week.

c.

Transmission Customer shall make an estimate of its output for each hour of the coming preschedule day or days. Such estimate shall be submitted to Raft’s scheduling agent, PNGC Power, no later than 6 a.m. (Mountain Time).

Preschedule days shall be as determined by Western Electric Coordinating Council (WECC).

d.

Generator shall notify Transmission Owner’s scheduling agent of any change of more than 1 MW from the expected generation schedule provided under section 4.6(c). Generator shall not be obligated to generate at the estimated levels, but shall be liable for any charges incurred by Transmission Owner or its scheduling agent, PNGC, as a result of Generator’s failure to comply with this section.

4.7

Request to Increase Annual Maximum Demand. Transmission Customer may request higher Annual Maximum Demand amounts by submitting such request in writing to Transmission Provider at least 180 days prior to the effective date of the requested increase. If Transmission Provider can accommodate such request, acceptance of the request will not be unreasonably withheld. If such request can not be accommodated, Transmission Provider shall enter into negotiations with Transmission Customer to upgrade Transmission Provider’s system, at Transmission Customer’s expense, to accommodate such request.

ARTICLE 5
COST, RESPONSIBILITY AND BILLING PROCEDURES

5.1

Generator’s Cost Responsibility for Operation and Maintenance of the Interconnection Facilities and Metering Equipment. Generator will reimburse Transmission Owner for all actual, reasonable costs incurred by Transmission Owner directly for the operation and maintenance of the Transmission Owner-Owned Interconnection Facilities pursuant to Exhibit 3. Upon expiration or termination of this Agreement, each Party shall be responsible for any costs associated with the operation and maintenance of any facilities owned by it.

5.2	Billing Procedures

5.2.1

Invoices. With respect to any costs and expenses for which a Party is entitled to be compensated under this Agreement, the Party (the “invoicing Party”) must submit an invoice to the other Party at the start of each calendar month for the costs for which it is to be compensated under this Agreement.

5.2.2

Payment. Payment of invoiced amounts will be due and payable within fifteen (15) days after receipt of the invoice, or such other time as the Parties mutually agree. If the date of payment falls on a Sunday or holiday, payment shall be made on the next business day. All payments will be made in immediately available funds payable to the invoicing Party or by wire transfer to a bank named by the invoicing Party. If any undisputed portion of any invoice remains unpaid fifteen (15) days after the receipt of the invoice, or such other time as the Parties mutually agree upon, the invoicing Party will apply to the unpaid balance, and the other Party shall pay an interest charge calculated in accordance with Section 5.4 of this Agreement.

5.2.3

Disputes. If Generator disputes any portion of an invoice, Generator shall pay the full invoiced amount and shall notify Transmission Owner in writing of any such dispute and the reason therefore. No invoice may be disputed after such time as a Party’s audit rights have expired. Parties shall settle billing disputes in good faith. In the event of a billing dispute, each Party agrees to continue to perform its duties and obligations under this Agreement as long as the other Party continues to make all payments.

5.3

Payment Not a Waiver. Payment of invoices by Generator will not relieve Generator from any responsibilities or obligations it has under this Agreement, nor will it constitute a waiver of any claims Generator may have under this Agreement.

5.4

Interest. Interest shall be calculated using an interest rate equal to one and one-half percent (1.5%) per month. Interest on delinquent payments shall be calculated from the due date of the invoice to the date of payment. Payments made by mail shall be considered as having been paid on the date of receipt by the invoicing Party.

ARTICLE 6
CONFIDENTIALITY

6.1

General. Unless compelled to disclose by judicial or administrative process or other provisions of law or as otherwise provided for in this Agreement, each Party will hold in confidence any and all documents and information furnished by the other Party in connection with this Agreement; provided, however, that to the extent it is necessary for either Party to release or disclose such information to a third party in order to perform that Party's obligations herein, such Party shall advise said third party of the confidentiality provisions of this Agreement and use its best efforts to require said third party to agree in writing to comply with such provisions. Notwithstanding the foregoing sentence, Transmission Owner expressly agrees that information regarding the Facility’s output, markets for or purchase of that output, and any projected outage or maintenance schedule for the Facility or Interconnection Facilities shall be considered confidential and shall under no circumstances be shared with the personnel of the Transmission Owner, or any other entity, involved directly or indirectly in negotiating or effectuating power trading, purchases or sales of electricity, or trading futures.

6.2

Exempt Information and Documents. The Parties’ confidentiality obligations set forth in Section 6.1 shall not apply to information or documents that are (A) generally available to the public other than as a result of disclosure by a Party (the “disclosing Party”) to the other Party; (B) available to a Party on non-confidential basis prior to disclosure by the disclosing Party; or (C) available to a Party on a non-confidential basis from a source other than the disclosing Party, provided that the source is not known and, by reasonable effort, could not be known by the Party receiving such information or documents to be bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from transmitting the information to the Party receiving such information or documents by a contractual, legal or fiduciary obligation.

6.3

Notification. Each Party will promptly notify the other Party if it receives notice or otherwise concludes that the production of any confidential information or documentation furnished by the disclosing Party and subject to Section 6.1 is being sought under any provision of law or regulation, but the notifying Party shall have no obligation to oppose or object to any attempt to obtain such production except to the extent requested to do so by the disclosing Party and at the disclosing Party’s expense. If either Party desires to object or oppose such production, it must do so at its own expense. The disclosing Party may request a protective order to prevent any confidential information from being made public.

6.4

Use of Information or Documentation. Each Party may utilize information or documentation furnished by the disclosing Party and subject to Section 6.1 in an administrative agency or court of competent jurisdiction addressing any dispute arising under this Agreement, subject to a confidentiality agreement with all participants (including, if applicable, any arbitrator) or a protective order.

6.5

Remedies Regarding Confidentiality. The Parties agree that monetary damages by themselves will be inadequate to compensate a Party for the other Party’s breach of its obligations under Section 6.0. Each party accordingly agrees that the other Party is entitled to equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under Section 6.0.

ARTICLE 7
TERM, TERMINATION, AND DEFAULT

7.1

Term. This Agreement shall be effective upon the date the date of execution and shall remain in full force and effect until the expiration of the BLM right-of-way, which expires March 5, 2027, unless this agreement is terminated by mutual agreement of the

Parties. At the option of the parties, which shall not be unreasonably withheld by either Party, and provided the BLM right-of-way is renewed, the term of this agreement may be extended for an additional term equal to the lesser of the term of the new or renewed BLM lease, or 15-years, at the same terms and conditions.

7.2	Effect of Expiration or Termination of Agreement on Liabilities and Obligations.

Expiration or termination of this Agreement shall not relieve Generator or Transmission Owner of any of its liabilities and obligations arising hereunder prior to the date of expiration or when termination becomes effective.

7.3.

Effectiveness of Certain Provisions After Expiration, Cancellation, or Termination of Agreement. The applicable provisions of this Agreement will continue in effect after expiration, cancellation, or early termination hereof to the extent necessary to provide for final billings, billing adjustments and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect. These provisions include, without limitation, Section 10 (“Insurance”) and Section 13 (“Limitations on Liability and Indemnification”).

7.4	Removal of Interconnection Facilities After Expiration or Termination of

Agreement. Upon expiration or termination of this Agreement, either Party may remove the Interconnection Facilities owned by it at no cost to the other Party. Neither Party shall have any responsibility for any costs associated with the removal, relocation or other disposition or retirement of the Interconnection Facilities owned by the other Party.

7.5	Default. A Party will be in default under this Agreement if, at any time:

(A)

The Party fails to make any payment due the other Party in accordance with this Agreement and does not make such payment to the other Party within thirty (30) calendar days after receiving written notice from the other Party of such failure; or

(B)

(1) the Party fails in any material respect to comply with, observe or perform any term or condition of this Agreement; (b) any representation or warranty made herein by the Party fails to be true and correct in all material respects, or (c) the Party fails to provide to the other Party reasonable written assurance of its ability to perform fully and completely any of its material duties and responsibilities under this Agreement within thirty (30) days after receiving any reasonable request for such assurances from the other Party; and

(2) The Party fails to correct or cure the situation within thirty (30) calendar days after receiving written notice from the other Party, or, (b), if the situation cannot be completely corrected or cured within such thirty-day period, the Party fails to either (i) commence diligent efforts to correct or cure the situation within such thirty-day period or (ii) completely correct or cure the situation in a reasonable time after receiving written notice from the other Party.

7.6

Remedies Upon Default. If a Party defaults under this Agreement in accordance with Section 7.5, the other Party may (A) act to terminate this Agreement by providing written notice of termination to the defaulting Party, and/or (B) take whatever action at law or in equity as may appear necessary or desirable to enforce the performance or observance of any rights, remedies, obligations, agreements, or covenants under this Agreement.

7.7

Performance of Other Party’s Obligations. If either Party (the “defaulting Party”) fails to carry out its obligations under this Agreement and such failure could reasonably be expected to have a material adverse impact on the Transmission System, the Interconnection Facility, the Facility, or the regional network, the other Party, following ten (10) days’ prior written notice (except in cases of Emergencies, in which case only such notice as is reasonably practicable in the circumstances is required), may, but will not be obligated to, perform the obligations of the defaulting Party (including, without limitation, maintenance obligations), in which case the defaulting Party will, upon presentation of an invoice therefore, reimburse the other Party for all actual and reasonable costs and expenses incurred by it in performing said obligations of the defaulting Party (including, without limitation, costs associated with its employees and the costs of appraisers, engineers, environmental consultants and other experts retained by said Party in connection with performance of the defaulting Party’s obligations), together with interest calculated in accordance with Section 5.4.

7.8

Remedies Cumulative. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

ARTICLE 8
REPRESENTATIONS

8.1	Representations of Transmission Owner. Transmission Owner represents and warrants the following:

8.1.1

Transmission Owner is a cooperative duly organized, validly existing and in good standing under the laws of the State of Idaho, and Transmission Owner has the requisite corporate power and authority to own its properties, and to carry on its business as now being conducted.

8.1.2

Subject to approval of this Agreement by RUS, Transmission Owner has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by Transmission Owner, and no other corporate proceedings on the part of Transmission Owner are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transmission Owner and constitutes a legal, valid and binding agreement of Transmission Owner enforceable against it in accordance with its terms, except as limited by any applicable reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting the enforcement of rights of creditors generally as such laws may be applied in the event of reorganization, insolvency, liquidation, readjustment of debt or other similar proceeding of or moratorium applicable to Transmission Owner and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law.

8.1.3

Transmission Owner has obtained or will obtain all approvals of, and has given or will give all notices to, any public authority that are required for Transmission Owner to execute, deliver and perform its obligations under this Agreement.

8.1.4

To the best of Transmission Owner’s knowledge, it is not in violation of any applicable law, statute, order, rule or regulation promulgated by, or judgment, decree, writ, injunction, or award rendered by, any federal, state, or local governmental court or agency which, individually or in the aggregate, would adversely affect Transmission Owner’s entering into or performance of its obligations under this Agreement. Transmission Owner is not aware of any pending or threatened litigation, suit, or claim, which would adversely affect Transmission Owner’s entering into or performance of its obligations under this Agreement. Transmission Owner’s entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party.

8.1.5

Transmission Owner will comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, and local governmental agencies having jurisdiction over Transmission Owner or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on either Party.

8.2	Representations of Generator. Generator represents and warrants the following:

8.2.1

Generator is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Generator has the requisite corporate power and authority to own its properties, and to carry on its business as now being conducted.

8.2.2

Generator has the requisite power and authority to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by Generator, and no other corporate proceedings on the part of Generator are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and constitutes a legal, valid and binding agreement of Generator enforceable against it in accordance with its terms, except as limited by any applicable reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting the enforcement of rights of creditors generally as such laws may be applied in the event of reorganization, insolvency, liquidation, readjustment of debt or other similar proceeding of or moratorium applicable to Generator and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

8.2.3

Generator has obtained or will obtain all approvals of, and has given or will give all notices to, any public authority that are required for Generator to execute, deliver and perform its obligations under this Agreement.

8.2.4

To the best of Generator’s knowledge, it is not in violation of any applicable law, statute, order, rule, or regulation promulgated by, or judgment, decree, writ, injunction, or award rendered by, any federal, state, or local governmental court or agency which, individually or in the aggregate, would adversely affect

Generator’s entering into or performance of its obligations under this Agreement. Generator is not aware of any pending or threatened litigation, suit, or claim, which would adversely affect Generator’s entering into or performance of its obligations under this Agreement. Generator’s entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party.

8.2.5

Generator will comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, and local governmental agencies having jurisdiction over Generator or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on either Party.

8.3	Representations of Both Parties. The Parties shall ensure that the representations in Sections 8.1 and 8.2 shall continue in full force and effect for the term of this Agreement.

ARTICLE 9
DISPUTE RESOLUTION

9.1.

Parties To Address First. When a Party believes that there is a dispute, disagreement or claim, that Party shall give the other Party written notice of the dispute, disagreement or claim. Such notice shall describe the nature and substance of the dispute, disagreement or claim and propose a resolution. Any dispute, disagreement, or claim arising out of or concerning this Agreement must first be addressed by the Parties prior to any Party seeking relief in a court having jurisdiction over such dispute. Representatives of the Parties must attempt to negotiate in good faith to resolve such dispute; disagreement or claim within thirty (30) days after notice of the dispute has been given.

9.2	Attorney’s Fees. In the event of any legal action between Transmission Owner and Generator arising under this Agreement, the prevailing party shall recover all of its costs and reasonable attorney’s fees in connection with such action both at the trial and appellate levels.

ARTICLE 10
INSURANCE

10.1

General. Each Party agrees to maintain, at its own cost and expense, in full force and effect throughout the term of this Agreement the types of and minimum dollar amounts of insurance coverage set forth below relating to its own property and facilities:

	10.1.1	Workers compensation insurance in accordance with the State of Idaho requirements;

	10.1.2	Employer’s liability insurance with limits of not less than one million dollars ($1,000,000); and

	10.1.3	Commercial general liability insurance, including automobile liability coverage, with limits of not less than one million dollars ($1,000,000)

10.2

Claims Made. The coverages required under this Agreement must be maintained on a “claims made” basis. Each Party may require the other to maintain tail coverage for six (6) years on all policies written on a “claims made” basis.

10.3

Certificates of Insurance; Copies of Policies. Each Party agrees to provide the other with certificates of insurance evidencing the insurance coverage set forth in Section 10.1 and additional insured status. Each Party agrees to provide the other copies of all policies upon request.

10.4	Negotiation of Policy Limits. The Parties agree to negotiate in good faith the minimum policy limits for these coverages every five (5) years to take account of changes in inflation.

10.5

Additional Insureds; Notice of Cancellation. The general liability insurance policy or policies entered into pursuant to this Agreement by each Party must name the other Party as additional insureds, and must require thirty (30) days prior written notice to be given to such named additional insureds of cancellation, non-renewal, termination, and/or any material change in the policy or policies. Each Party waives its rights of recovery against the other for any loss or damage covered by such policy or policies to the extent that such loss or damage is reimbursed under such policy or policies.

10.6

Waiver of Subrogation. Each Party waives any right to subrogation under its respective insurance policies for any liability each has agreed to assume under this Agreement. Evidence of this requirement shall be noted on all certificates of insurance.

10.7

Failure to Comply. Failure of either Party to comply with the above insurance terms and conditions, or the complete or partial failure of an insurance carrier to fully protect and indemnify the other Party or its affiliates, or the inadequacy of the insurance shall not in any way lessen or affect the obligations or liabilities of each Party to the other.

ARTICLE 11
NOTICES

11.1

General. Unless otherwise expressly provided elsewhere in this Agreement, all notices, demands, requests, or communications required or permitted to be given by either Party under this Agreement, or any instrument or documentation required or permitted to be delivered by either Party to the other, shall be delivered either by (A) hand; (B) registered or certified first class mail, postage prepaid, return receipt requested; (C) confirmed facsimile transmission; or (D) an overnight courier which provides evidence of delivery or refusal. All such notices shall be addressed as follows:

Transmission Owner:

Transmission Owner’s Point of Contact:

Transmission Owner’s 24-hour contact:	Raft River’s On-call personnel

Transmission Owner’s scheduling agent:	Real Time or Preschedule Operator
PNGC
711 NE Halsey
Portland, OR 97034
503-287-1205 voice
503-288-4930 fax
To Generator:
Point of Contact:
Generator’s 24 Hour Contact:
Generator’s scheduling agent:

11.2	Changes. Either Party may change its representatives, address for notices, or the person(s) to whom notices should be given by notice to the other in the manner provided above.

11.3	Emergencies. Notwithstanding Section 11.1, any notice concerning an Emergency or other occurrence requiring prompt attention may be made by telephone.

11.4

Authority of Party Representatives. The representatives identified in Section 11.1, or their designees, shall be authorized to act on behalf of the Parties, and their instructions, requests, and decisions will be binding upon the Parties as to all matters pertaining to this Agreement and the performance of the Parties hereunder.

11.5

Points of Contact; 24-Hour Contact. Each Party shall identify a point of contact for day-to-day business as well as a twenty-four (24) hour point of contact; such person or persons shall have knowledge and control of that Party’s facilities. The point of contact shall be the day-to-day method of communicating any and all changes in operational status and operational issues and concerns relating to each Party’s facilities. Any changes to the above listed contacts shall be in writing in the manner provided above.

ARTICLE 12
FORCE MAJEURE

12.1

General. Neither Party shall be considered to be in default or breach of this Agreement or liable in damages or otherwise responsible to the other Party for any delay in or failure to carry out any of its obligations under this Agreement if, and only to the extent that, the Party is unable to perform or is prevented from performing by an event of force majeure. Notwithstanding the foregoing sentence, neither Party may claim force majeure for any delay or failure to perform or carry out any provision of this Agreement to the extent that such Party has been negligent or engaged in intentional misconduct or failed to exercise reasonable foresight and such negligence or intentional misconduct or failure to exercise reasonable foresight contributed to that Party’s delay or failure to perform or carry out its duties and obligations under this Agreement. All performance obligations affected by the event of force majeure will be extended for a period equal to the length of the resulting delay.

12.2

Force Majeure Defined. The term “force majeure” means those events beyond the reasonable control of the Party claiming force majeure which, through the exercise of reasonable foresight and Good Utility Practice, that Party could not have avoided and to the extent that, by exercise of due diligence, that Party is unable to overcome. Such events include, but are not limited to, the following, to the extent they conform to the foregoing criteria: flood; lightning strikes; tsunami; earthquake; fire; hurricane; tornado; epidemic; war; invasion; riot; civil disturbance; sabotage; explosion; insurrection; military or usurped power; strike; labor dispute; action of any court or governmental authority, or any civil or military authority de facto or de jure; act of God or the public enemy; or any other event or cause of a similar nature beyond a Party’s reasonable control.

12.3	Procedures. A Party claiming force majeure must:

	(A)	Give written notice to the other Party of the occurrence of a force majeure event no later than three (3) business days after learning of the occurrence of such an event;

	(B)	Use due diligence to resume performance or the provision of service hereunder as soon as practicable;

(C)

Take all commercially reasonable actions to correct or cure the force majeure event, provided, however, that settlement of strikes or other labor disputes are completely within the sole discretion of the Party affected by such strike or labor dispute;

	(D)	Exercise all reasonable efforts to mitigate or limit damages to the other Party; and

	(E)	Provide prompt written notice to the other Party of the cessation of the adverse effect of the force majeure event on its ability to perform its obligations under this Agreement.

ARTICLE 13
Limitations on Liability and Indemnification

13.1

Indemnification. With the exceptions of charges for which the Generator may be liable for under Section 3.4.3 and 3.4.4, or other charges as explicitly called out in the Agreement, neither Party nor any of its Affiliates, directors, officers, employees, Contractors or subcontractors shall be liable to the other party for such Party’s consequential loss or damage, including but not limited to, loss of use or damage resulting from loss of use, loss of revenue, loss of profit, loss of goodwill, cost of capital, or increased cost of alternate facilities, regardless of legal theory or negligence, and each Party hereby releases the other party therefrom. This release of claims against

Contractors and subcontractors for consequential damages shall apply only to the extent that a Party or any of its Affiliates, directors, officers or employees, may be liable (whether directly or indirectly) under any legal theory for the payment of such damages.

13.2

Conditions. No Party nor any of its Affiliates, directors, officers or employees shall have any liability for loss of or damage to the property of the other Party or in the custody or control of the other Party, as it is the intention of the Parties that each Party will rely upon its own insurance maintained by each Party on its own facilities as satisfaction for such loss or damage, and each Party hereby releases the other Party therefrom. Each Party shall obtain or maintain or cause to be obtained or maintained insurance in amounts and coverages that are commercially reasonably for such Party, and each Party waives any right of subrogation and shall obtain an endorsement in which its insurer shall waive any right of subrogation to the rights of any insured party there under against the other Party or their respective Affiliates, directors, officers, or employees, as the case may be.

13.3

Settlement. Both parties hereby agree to indemnify, protect, save and keep other Party, its Affiliates, directors, officers, employees, Contractors and subcontractors, (collectively, the “Transmission Owner Indemnities” and “Generator Indemnities”) harmless from and against any and all claims brought by any person or entity for liabilities, obligations, losses, damages, demands, government fines, actions, suits, costs, expense and disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively for purposes of this Article 13, the “Expenses”) which may be imposed on, incurred by or asserted at any time against any Transmission Owner Indemnitor or Generator Indemnitor in any way relating to the construction of the Interconnection Facilities owned by the Indemnifying Party, including but not limited to Expenses arising from damage to property of, and injury or death to any person, except to the extent that, such damage, injury or death is caused by the negligence or willful misconduct of the Transmission Owner Indemnitor or Generator Indemnitor, as applicable.

13.4	Survival. To the maximum extent allowed by law, both parties hereby agree to indemnify the other Party, protect, save and keep the Transmission Owner and Generator harmless from and against any and all claims brought by any person or entity (other than Transmission Owner Indemnities in their capacity as Transmission Owner Indemnities) for consequential damages (including legal fees and expenses), including by not limited to, loss of use or damage resulting from loss of use, loss or revenue, loss of profit, loss of goodwill, cost of capital, or increased cost of alternate which may be imposed on or asserted at any time against any Transmission Owner Indemnity or Generator Indemnity by any purchaser or user of Project Output contracting with Generator for such Project Output, or persons claiming through such purchasers or users, which in ay manner relate to Transmission Owner’s provision of or failure to proved Wheeling or transmission services in accordance with this Agreement. Such indemnity obligation shall not be diminished by any other provision of the Agreement.

13.5

Each Party shall indemnify and hold harmless the other Party against any and all claims asserted by the owners of land burdened by rights-of-way and easements granted by Transmission Owner to Generator and any of its Contractors, subcontractors, consultants, agents or any of their employees, except to the extent such claims are caused by the negligence or willful misconduct of any Transmission Owner Indemnity or Generator Indemnity.

13.6

If either Party receives notice of the commencement of any legal action relating to or arising out of the operation of the Project or the Transmission Owner Interconnection Equipment, the Party so notified shall promptly notify the other Party of the commencement of such legal action. Failure to so notify the other Party shall not relieve either Party of any liability or obligations to the other Party.

13.7	Nothing in the Agreement shall be construed to create any duty, standard of care or liability to any person not a party to this Agreement.

13.8

No undertaking by either Party to the other under any provision of the Agreement shall constitute the dedication of that Party’s electrical system, equipment, or facilities or any portion thereof to the other Party or to the public.

13.9

Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party.

13.10	Survival. Each Party’s indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

ARTICLE 14
INTEGRATION

14.1

Entire Agreement. This Agreement sets forth the entire agreement and understanding of Generator and Transmission Owner with respect to the specific subject matter covered herein and supersedes all prior oral and written understandings and agreements, oral or written, between Generator and Transmission Owner with respect to the matters addressed herein.

ARTICLE 15
RELATIONSHIP OF PARTIES

15.1

Relationship of Parties. Nothing in this Agreement is to be construed or deemed to cause, create, constitute, give effect to, or otherwise recognize Transmission Owner and Generator to be partners, joint venturers, employer and employee, principal and agent, or any other business association, with respect to any matter.

15.2

No Authority to Act for Other Party. Unless otherwise agreed to in writing signed by both Parties, neither Party shall have any authority to create or assume in the other Party’s name or on its behalf any obligation, express or implied, or to act or purport to act as the other Party’s agent or legally empowered representative for any purpose whatsoever.

15.3

No Liability for Acts of Other Party. Neither Party shall be liable to any third party in any way for any engagement, obligation, contract, representation, or any negligent act or omission of the other Party, except as expressly provided for herein.

ARTICLE 16
WAIVER

16.1

Waiver Permitted. Except as otherwise provided for in this Agreement, the failure of either Party to comply with any obligation, duty, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver.

16.2

Limited Nature of Waivers. Any waiver granted by a Party shall not be deemed a waiver with respect to any other failure of the Party granted a waiver to comply with any obligation, duty, agreement, or condition herein.

ARTICLE 17
AMENDMENTS

17.1	Amendments. This Agreement and the attachments hereto may only be modified, amended, changed, or supplemented in writing signed by Generator and Transmission Owner.

ARTICLE 18
SUCCESSORS, ASSIGNS, AND THIRD PARTY BENEFICIARIES

18.1	Binding On Parties, Successors, and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

No person or party shall have any rights, benefits or interests, direct or indirect, arising from this Agreement except the Parties hereto, their successors and permitted assigns. The Parties expressly disclaim any intent to create any rights in any person or party as a third party beneficiary to this Agreement.

18.2	Transmission Owner Assignment Rights.

18.2.1

Except as provided for in this section, Transmission Owner may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Generator, which consent shall not be unreasonably withheld or delayed.

18.2.2

Transmission Owner may, with only prior written notice to Generator, assign this Agreement to any entity(ies) that acquires ownership or control of all, or substantially all, of the Transmission System and agrees in writing to be bound by all of the obligations and duties of Transmission Owner provided for in this Agreement.

	18.2.3	Any assignment by Transmission Owner in violation of this section shall be, at Generator’s option, null and void from its inception.

18.3	Generator Assignment Rights.

18.3.1

Except as provided for in this section, Generator may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Transmission Owner, which consent shall not be unreasonably withheld or delayed.

18.3.2

Generator may, with only prior written notice to Transmission Owner, assign, transfer, pledge or otherwise dispose of its rights and interests under this Agreement to (A) any lender or any financial institution in connection with a collateral assignment of this Agreement for financing or refinancing purposes, (B) any affiliate of Generator, (C) any entity(ies) that acquires all, or substantially all, of Generator’s rights or interests in the Facility and agrees in writing to be bound by all of the obligations and duties of Generator provided for in this Agreement, or (D) any entity that operates the Facility. Transmission Owner agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or disposition of rights.

18.3.3.	Any assignment by Generator in violation of this section shall be, at Transmission Owner’s option, null and void from its inception.

18.4

Assigning Party to Remain Responsible. Any assignments authorized by Sections 18.2 and 18.3 shall not operate to relieve the Party assigning this Agreement or any of its rights, interests or obligations hereunder of the responsibility of full compliance with the requirements of this Agreement.

ARTICLE 19
LABOR DISPUTES

19.1

Notice. Each Party agrees to promptly notify the other, orally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

ARTICLE 20
GOVERNING LAW AND INTERPRETATION

20.1

Applicable Law. This Agreement and all rights, obligations, and performances hereunder are subject to all applicable federal and state laws and to all duly promulgated orders and other duly authorized action of any governmental authority with competent jurisdiction.

20.2

Governing Law. This Agreement is to be governed by federal law where applicable, and when not in conflict with or preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Idaho without regard to its conflict of laws principles. Except for those matters which must be brought to the FERC or which are resolved through arbitration, any action arising out of or concerning this Agreement must be brought in the courts of the State of Idaho.

20.3

Conflicts Between Main Body of Agreement and Attachments. In the event of a conflict between the main body of this Agreement and any attachment hereto, the terms of the main body of this Agreement shall govern.

ARTICLE 21
HEADINGS AND CAPTIONS

21.1	No Effect on Interpretation. The headings and captions contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

ARTICLE 22
COUNTERPARTS

22.1

Counterpart Execution Permitted. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 23
SEVERABILITY

23.1

Severable Nature of Agreement. If any provision of this Agreement or the application thereof to any person or circumstances is, to any extent, held to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable, will not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

ARTICLE 24
OTHER CONDITIONS

24.1
Further Acts. Each Party agrees to furnish to each other such further information, to do such other and further acts, and to execute and/or deliver such instruments and documents, as the other Party may reasonably request from time to time in furtherance of the purposes of this Agreement.

IN WITNESS HEREOF, this Agreement has been duly executed by the Parties hereto.

Generator		Transmission Owner

By:	/s/ Douglas Glaspey	By:	/s/ James Powers

Title:	COO	Title:	General Manager

Date:	3-9-06	Date:	3-6-06